EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DG FastChannel, Inc. f/k/a Digital Generation Systems, Inc.:

We consent to the use of our report dated March 3, 2006, with respect to the consolidated balance sheets of DG FastChannel, Inc. f/k/a Digital Generation Systems, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference.

/s/ KPMG, LLP

Dallas, Texas

October 10, 2006